EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-158196 on Form S-3 and Registration Statement Nos. 333-39072, 333-54017, 333-33555, 333-29725, 333-90186, 333-116695, 333-134207, 333-148380, 333-157551, and 333-158945 on Form S-8 of our reports dated February 22, 2010, with respect to the consolidated financial statements and schedule of CommScope, Inc. (the “Company”) and the effectiveness of internal control over financial reporting of the Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Charlotte, North Carolina
February 22, 2010